Exhibit 10.1
INSTEEL INDUSTRIES INC.
RETURN ON CAPITAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective August 12, 2008)
1. STATEMENT OF PURPOSE; ELIGIBILITY; EFFECTIVE DATE
     1.1 Statement of Purpose. The purpose of the Insteel Industries Inc. Return on Capital Incentive Compensation Plan as amended (the “Plan”), is to encourage the creation of shareholder value by establishing a direct link between the Return on Capital (“ROC”) achieved and the incentive compensation of Participants in the Plan.
     Participants contribute to the success of Insteel Industries Inc. (the “Company”) through the application of their skills and experience in fulfilling the responsibilities associated with their positions. The Company desires to benefit from the contributions of the Participants and to provide an incentive compensation plan that encourages the sustained creation of shareholder value. The Plan is intended to accomplish these purposes by providing opportunities for Participants to earn awards in the form of cash bonuses based upon attainment of preestablished, objective performance goals.
     1.2 Eligibility. Participants in the Plan shall be those employees of the Company or other Employers (that is, wholly-owned subsidiaries of the Company) who are selected by the Committee to participate. Eligible Participants shall be selected to participate on an annual or other periodic basis as determined by the Committee. With respect to those Participants who are Covered Employees, such designation shall be made during the first 90 days of each Year and before 25% of the relevant performance period has passed (or otherwise made at such time and on such terms as will ensure that the Bonus Award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). Participation in the Plan for any one performance period does not guarantee that an Employee will be selected to participate in any other performance period.
     1.3 Effective Date. The Plan became effective on October 1, 2006. The Plan is hereby amended and restated effective August 12, 2008, subject to certain approvals by the shareholders of the Company as required by Code Section 162(m). To the extent required under Code Section 162(m), Bonus Awards under the Plan (as amended and restated through August 12, 2008) granted prior to such shareholder approval shall be conditioned upon and shall be payable only upon approval of such performance criteria by the shareholders of the Company in accordance with the requirements of Code Section 162(m).
2. DEFINITIONS
     2.1 Definitions. In addition to other terms defined herein, capitalized terms used in the Plan shall (unless otherwise provided elsewhere in the Plan) have the following respective meanings and all references to Sections in the following definitions shall refer to Sections of the Plan:

     “Beneficiary” means the person or persons designated as such in accordance with Section 6.
     “Board” means the Board of Directors of the Company.
     “Bonus Award” (or “Award”) means the dollar amount which results from multiplying the Bonus Percent for the Year by the Participant’s Compensation for the Year.
     “Bonus Increment” determines the sensitivity of the Bonus Award to performance and reflects the slope of the SV — Bonus Award Line. The Bonus Increment shall be calculated by multiplying five percent (5%) by the Invested Capital as of the beginning of the Year for the Participation Pool, subject to adjustment by the Committee.
     “Bonus Multiplier” means the difference between Actual SV and Minimum SV in relation to the Bonus Increment for the Participation Pool and shall be calculated by subtracting (i) the Minimum SV from (ii) the Actual SV for the Year and then dividing the difference by the Bonus Increment for the Year. If the Bonus Multiplier for the Year is less than zero (0), then the Participant’s Bonus Percent for the Year shall be zero (0). The Bonus Multiplier is capped at 2.0 unless adjusted by the Committee.
     “Bonus Percent” means the percentage amount which results from multiplying the Participant’s Target Bonus Percent for the Year by the Bonus Multiplier for the Year.
     “Capital Charge” means the Company’s WACC for the Year multiplied by the average Invested Capital for the Year.
     “Code” means the Internal Revenue Code of 1986, as amended. Any references herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
     “Committee” means the Executive Compensation Committee of the Board, which administers the Plan.
     “Company” means Insteel Industries, Inc., a North Carolina corporation.
     “Compensation” means the Participant’s actual base salary and wages paid during the Year, excluding incentive payments, salary continuation, bonuses, income from equity awards (including, without limitation, stock options and restricted stock awards), deferred compensation, commissions and any other forms of compensation over and above the Participant’s base salary and wages. Notwithstanding the foregoing, Compensation for the Year only includes that Compensation paid after the Employee is selected to participate in the Plan, unless specifically determined otherwise by Management with respect to Participants who are not Covered Employees, and subject to the approval of the Committee.
     “Covered Employee” shall have the meaning given such term under Code Section 162(m).
     “Disability” means a bodily injury or disease which results in the Participant becoming eligible for coverage under the Employer’s long-term disability plan.

     “Distribution” means the cash payment of a Bonus Award with respect to Bonus Awards earned in the previous Year.
     “Distribution Date” means the date on which the Distribution occurs, which date shall be once each Year and no later than December 15 of the Year following the Year for which the Bonus Award is earned.
     “Effective Date” means October 1, 2006, the date on which this Plan commenced.
     “Employee” means any person who is an employee of the Company or any other Employer (including entities which may become Employers after the Effective Date of the Plan).
     “Executive Officer” shall mean those Employees who are determined to be executive officers in accordance with the policies and procedures of the Company.
     “Employer” means Insteel Industries, Inc. (also referred to as the “Company”) and its wholly-owned subsidiaries.
     “Invested Capital” means total assets less non-interest bearing liabilities for the Participation Pool, subject to any adjustments deemed appropriate by Management subject to the approval of the Committee.
     “Management” means the Executive Officers of Insteel Industries, Inc., individually or as a group.
     “Minimum SV” means the SV amount at or below which no Bonus Award would be earned for the Year.
     “Net Operating Profit After Tax” (also referred to as “NOPAT”) means operating income before financing costs and income taxes reduced by income taxes based upon the Company’s effective income tax rate, as calculated for each Participation Pool. The total expenses associated with all of the Company’s incentive plans, including this Plan, are charged to the operating income of the Company prior to the computation of NOPAT.
     “Participant” means an Employee of an Employer who is recommended by management to participate in the Plan, subject to Committee approval; provided, that participants who are Executive Officers (including such Executive Officers who may be Covered Employees) shall be selected solely by the Committee.
     “Participation Pool” means the legal entity or business segment to which the Participant is assigned based upon his or her respective responsibilities. The SV of the Participation Pool serves as the basis for the calculation of the Participant’s Bonus Award.
     “Plan” means this Return on Capital Incentive Compensation Plan, as amended and restated effective August 12, 2008, and as it may be hereafter amended and/or restated.

     “Retirement” means termination of employment by a Participant for whatever reason other than death or Disability after attainment of age fifty-five (55), or, if prior to having attained age fifty-five (55), only after having obtained the prior permission of the Committee.
     “Shareholder Value” (also referred to as “SV”) means the amount for each Participation Pool obtained by subtracting (i) the Capital Charge for the Year from (ii) Net Operating Profit After Tax for the Year, or as follows: SV = NOPAT — Capital Charge.
     “Target Bonus Percent” means the percent of the Participant’s Compensation that will be earned if actual SV equals Target SV. The Target Bonus Percent for each Participant’s position shall be established by Management subject to the approval of the Committee.
     “Target SV” means that SV amount, whether positive, negative or zero (0), which, if attained, produces a Bonus Multiplier of one (1.000). For any one Year, Target SV shall be set at zero or an alternative amount established by the Committee.
     “Weighted Average Cost of Capital” (also referred to as “WAAC”) means the Company’s weighted average cost of debt and equity expressed as a percent which represents the Company’s minimum required rate of return on capital, as determined for each Participation Pool. The WACC shall be recommended by Management and approved by the Committee on an annual basis prior to the beginning of each Year. The WACC shall be rounded to the nearest whole percent and is subject to adjustment by the Committee for significant changes in the Company’s capital structure and its cost of debt and equity.
     “Year” means each fiscal year of the Company for which performance is measured under the Plan with respect to Bonus Award opportunities for such period.
3. ADMINISTRATION OF THE PLAN
     3.1 Administration of the Plan. The Plan shall be administered by the Committee or a subcommittee of the Committee. To the extent required by Code Section 162(m), the Committee shall be comprised of at least two members and each member of the Committee shall be an “outside director” as defined in Code Section 162(m). In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the terms of the Plan, the Committee shall have full authority in its discretion to take any action with respect to the Plan. Without limiting the foregoing, the Committee has full authority in its discretion to take any action with respect to the Plan including but not limited to the authority (i) to determine all matters relating to awards, including selection of Employees to be granted Bonus Awards and all terms, conditions, restrictions and limitations of a Bonus Award; and (ii) to construe and interpret the Plan and any instruments evidencing Bonus Awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s authority to grant awards and authorize payments under the Plan shall not in any way restrict the authority of the Committee to grant compensation to Employees under any other compensation plan or program of the Corporation. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees (subject to any conditions imposed by the Committee), but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid under the Plan to “Covered Employees”. In the case of any such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires. No member of the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any Bonus Award, paid under it. The members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s articles of incorporation or by law. The Company shall bear all expenses of administering this Plan.
4. GRANT AND EARNING OF BONUS AWARDS
     4.1 Establishment of Bonus Award Opportunities. At the time performance objectives under the Plan are established for a Year, the Committee shall designate the Participants who shall be eligible to participate in the Plan for such Year and will establish a Target Bonus Percent for each Participant based upon the responsibilities associated with the Participant’s position. The Target Bonus Percent for each Participant’s position for any future Year(s) may be increased, decreased or left unchanged from the prior Year and may be decreased (but not increased) during a Year with respect to such current Year. A Participant’s Bonus Award, if any, for any particular Year shall be earned based on the attainment of written return on capital performance objectives approved by the Committee for such Year. In the case of Awards granted to Covered Employees, such performance objectives shall be established by the Committee (i) while the outcome for the performance period is substantially uncertain, and (ii) (A) no more than 90 days after the commencement of the performance period to which the performance objective relates and (B) before 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the Bonus Award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). During any Year, no Participant may be granted more than the maximum Bonus Award limitation stated in Section 4.2(b) herein. The Committee may adjust Bonus Awards as appropriate for partial achievement of goals and/or outside mitigating circumstances and may also make necessary and appropriate adjustments in performance goals; provided, however, that, no such adjustment shall be made to a Bonus Award granted under the Plan to a Participant who is a Covered Employee if such adjustment would cause the Bonus Award to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).
     4.2 Calculation of Bonus Awards.
     (a) Timing of the Calculation. The calculations necessary to obtain the Bonus Award amounts for the Year most recently ended shall be made no later than December 15 of the Year following the Year for which the Bonus Award is calculated and to which the performance relates. Such calculations shall be carried out in accordance with this Section 4.2 and procedures established by the Committee consistent with Plan terms.

     (b) Calculation of the Bonus Award. Following the end of each Year, the Bonus Multiplier shall be calculated, subject to approval by the Committee. For each Participant, the Bonus Multiplier shall multiplied by the Participant’s Target Bonus Percent to arrive at the Participant’s Bonus Percent. If the Bonus Multiplier for the Year is less than zero (0), then the Participant’s Bonus Percent for that Year shall be zero (0). The Participant’s Bonus Percent shall then be multiplied by the Participant’s Compensation to arrive at the amount of the Bonus Award the Participant may receive. The calculation of Bonus Awards shall be subject to Committee approval. In no event shall the Distribution for a Bonus Award paid to any single Participant with respect to any single Year exceed $2,500,000 for such Year.
     (c) Changes in Participation Pool During the Year. In the event a Participant experiences a change in his or her Participation Pool during a Year, the Participant’s Bonus Award shall be calculated separately and independently for each Participation Pool using those portions of the Participant’s Compensation paid while included in each separate Participation Pool; provided, however, that such change in Participation Pool shall not result in duplicative payments and Distributions shall be made only if and to the extent that Bonus Awards are otherwise earned pursuant to Plan terms.
     (d) Changes in Target Bonus Percent During the Year. In the event a Participant (other than a Covered Employee) experiences a change in Target Bonus Percent without experiencing a change in Participation Pool during a Year, the Participant’s Bonus Award shall be calculated separately using those portions of the Participant’s Compensation paid while participating at each separate Target Bonus Percent; provided, however, that any such change in Target Bonus Percent shall not result in duplicative payments and Distributions shall be made only if and to the extent that Bonus Awards are otherwise earned pursuant to Plan terms.
5. PAYMENT OF BONUS AWARD
     5.1 Eligibility for Distribution. Bonus Awards shall not be paid to any Participant who is not employed by an Employer as of the Distribution Date, unless the Participant terminated employment by reason of Retirement, death or Disability during the Year prior to the Distribution Date. A Participant who terminates employment with all Employers, other than by reason of Retirement, death or Disability, shall not be eligible to receive any Distribution for (i) the Year that includes such termination of employment, (ii) any prior Year to the extent not paid before such termination of employment nor (iii) any future Years.
     5.2 Distributions After Retirement, Death or Disability. A Distribution for a Participant for the Year that includes such Participant’s Retirement, death or Disability shall be made on the same basis as for all other similarly-situated Participants if and only to the extent that such Bonus Award was earned in accordance with the performance goals established by the Committee for such Year; provided, however, that the Distribution for the Year that includes such Participant’s Retirement, death or Disability shall be based solely upon the Participant’s Compensation paid for such Year through the time of Retirement, death or Disability. A Participant who terminates employment with all Employers, by reason of Retirement, death or Disability shall not be eligible to receive any Distribution for any Year, or relating to any portion of any Year, after the Participant’s termination of employment by reason of Retirement, death or Disability.

     5.3 Payment of Bonus Award. A Bonus Award earned by a Participant with respect to a Year shall be paid to him as soon as practicable following the determination of the amount of the Bonus Award and no later than December 15 of any Year following the Year for which the Bonus Award was earned. In addition, with respect to Participants who are Covered Employees, the Committee must certify in writing prior to payment that the performance goals and any other material terms were satisfied. Without limiting the foregoing, Bonus Awards payable under the Plan shall be paid no later than the date that is 2-1/2 months after the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, when the Company reasonably anticipates that any deduction for its payment would be limited or eliminated by Code Section 162(m), such payment will be delayed until the earlier of when the Company reasonably anticipates that the deduction will not be limited or eliminated by Code Section 162(m) or the calendar year in which the Participant separates from service or otherwise structured to comply with Code Section 409A. The Committee shall not have any discretion to increase the amount of a Bonus Award earned and payable pursuant to the terms of the Plan to any Participant who is a Covered Employee. The Committee shall have the discretion to reduce or eliminate the amount of a Bonus Award otherwise earned and payable pursuant to the terms of the Plan to any Participant. The amount of the Bonus Award to be paid to the Participant pursuant to this Section 5 shall be paid in one lump sum cash payment by the Employer that employs the Participant.
     5.4 Taxes; Withholding. To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amount required to be withheld by the federal and any state or local government or other applicable laws.
     5.5 Recovery of Previously Paid Bonus Awards. In the event of a material restatement of the Company’s financial results for any prior year for which Bonus Awards have been paid hereunder, the Committee shall have the right (i) to recover such Bonus Awards, or portions thereof, as the Committee deems equitable and appropriate, or (ii) reduce the amount of any Bonus Award otherwise prospectively payable under the Plan. In making a determination whether and from whom to recover previously paid Bonus Awards or to reduce prospective Bonus Awards, the Committee shall consider the amount of the restatement, the reason for the restatement, the role played by Participants in the actions and decisions which led to the restatement and such other factors as the Committee deems relevant. Beginning with fiscal year 2007, all Bonus Award payments under the Plan are paid subject to the Committee’s right to recover all or part of the payment or to reduce other Bonus Award payments in accordance with this Section 5.5.
6. BENEFICIARY DESIGNATION
     6.1 Beneficiary Designation. The Participant shall have the right, at any time and from time to time, to designate and/or change or cancel any person/persons or entity as to his or her Beneficiary (both principal and contingent) to whom Distributions under this Plan shall be made in the event of such Participant’s death prior to a Distribution. Any Beneficiary change or cancellation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form provided by or otherwise acceptable to the Company.

     The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke automatically any prior designation of the divorced spouse as a Beneficiary. The spouse of a Participant domiciled in a community property jurisdiction shall be required to join in any designation of Beneficiary other than the spouse in order for the Beneficiary designation to be effective.
     If a Participant fails to designate a Beneficiary as provided above, or, if such Beneficiary designation is revoked by divorce, or otherwise, without execution of a new designation, or if all designated Beneficiaries predecease the Participant or are not living or in existence at the time of the Distribution, then the Distribution shall be made to the Participant’s estate.
7. MISCELLANEOUS
     7.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and there shall be no obligation to establish any fund, any security or any otherwise restricted asset in order to provide for the payment of amounts under the Plan.
     7.2 Obligations to the Employer. If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to the Employer, then the Employer may (taking into account any Code Section 409A considerations) offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be subject to the approval of the Committee. Any election by the Committee not to reduce any Distribution shall not constitute a waiver of any claim for any outstanding debt, obligation or other liability representing an amount owed to the Employer.
     7.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and nontransferable. No part of a Bonus Award, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant’s or any other persons bankruptcy or insolvency.
     7.4 Employment or Future Eligibility to Participate Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of the Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant’s employment or service at any time without assigning a reason therefore. Designation as a Participant is on a Year-by-Year basis and may or may not be renewed for any employment years not yet commenced. Additionally, the Committee may in its sole discretion at any time and from time to time revoke any designation as a Participant, except that no such revocation shall terminate the designation as a Participant before the time of such action.
     7.5 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     7.6 Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     7.7 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of North Carolina.
     7.8 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
     7.9 Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President and CEO of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     7.10 Compliance. No Distribution shall be made hereunder except in compliance with all applicable laws and regulations including, without limitation, withholding tax requirements, any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares of capital stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Distribution shall be made hereunder unless the Company has obtained such consent or approval as the Company may deem advisable from regulatory bodies having jurisdiction over such matters.
     7.11 No Duplicate Payments. The Distributions payable under the Plan are the maximum to which the Participant is entitled in connection with the Plan. To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant’s employment that provide for payments of any bonuses under this Plan on termination of employment, this Plan shall be construed and interpreted so that the Bonus Awards and Distributions payable under the Plan are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards. To the extent a Participant is entitled to a bonus payment calculated under this Plan under any other agreement or arrangement that would constitute a duplicative payment of the Bonus Award or Distribution; to the extent of that duplication, no Bonus Award or Distribution will be payable hereunder.

     7.12 Confidentiality. The terms and conditions of this Plan and the Participant’s participation hereunder shall remain strictly confidential. The Participant may not discuss or disclose any terms of this Plan or its benefits with anyone except for Participant’s attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.
     7.13 Temporary Leaves of Absence. The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not be, deemed an interruption or termination of employment.
     7.14 Adjustments. The Committee is authorized at any time during or after the completion of a Year, in its sole discretion, to adjust or modify the terms of Bonus Awards or performance objectives, or specify new awards, (i) in the event of any large, special and non-recurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, forward or reverse split, stock dividend, liquidation, dissolution or other similar corporate transaction, (ii) in recognition of any other unusual or nonrecurring event affecting the Company or the financial statements of the Company (including events described in (i) above as well as acquisitions and dispositions of businesses and assets and extraordinary items determined under generally accepted accounting principles), or in response to changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof) or changes in business conditions or the Committee’s assessment of the business strategy of the Company. Unless the Committee determines otherwise, no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of such adjustment would cause awards granted under the Plan to Covered Employees whose compensation is intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.
8. AMENDMENT AND TERMINATION OF THE PLAN
     8.1 Amendment. The Committee may at any time amend or modify the Plan, provided that (a) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable laws, rules or regulations; and (b) except as otherwise provided herein, no such amendment of the Plan shall adversely affect any Bonus Award earned and payable under the Plan as of the date of such amendment without the Participant’s consent. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any Bonus Award (without Participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Section 162(m) and Code Section 409A).
     8.2 Termination of the Plan.
     (a) Employer’s Right to Terminate. The Committee may at any time terminate the Plan as to prospective earning of Awards, if it determines in good faith that the continuation of the Plan is not in the best interest of the Company and its shareholders. No such termination of the Plan shall reduce any Distributions already made.
     (b) Payments Upon Termination of the Plan. Upon the termination of the Plan under this Section, Awards for future Years shall not be made. With respect to the Year in which such termination takes place, the Employer will pay to each Participant the Participant’s Bonus Award for such Year or partial Year, less any applicable withholdings no later than the 15th day of December immediately following the Year that includes the effective date of termination of the Plan.
     (c) On the effective date of this Plan, all prior versions of this Plan are hereby terminated for all future Years. The Employer will pay to each Participant the Participant’s Bonus Award for such prior version of the Plan only to the extent set forth therein.

9. COMPLIANCE WITH SECTION 409A
     This Plan is intended to be exempt from the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. The Company may at any time unilaterally amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from, or comply with, Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that exemption from or compliance with Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Bonus Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Bonus Award, as applicable; and (ii) terms used in the Plan shall be construed in accordance with Code Section 409A if and to the extent required. Notwithstanding the preceding, neither the Company, its subsidiaries, the Committee, nor any officer or agent of the foregoing shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Code Section 409A and, by electing to participate in the Plan, a Participant shall be deemed to have agreed to such limitation on liability. The Distributions under the Plan are designed to satisfy the exemption from Code Section 409A for “short-term deferrals.”
10. CLAIMS PROCEDURES
     10.1 Filing of Claim. If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.
     10.2 Appeal of Claim. If a claim of a Participant is wholly or partially denied, the Participant or his or her duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his or her duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant’s appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.
     10.3 Final Authority. The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant’s appeal shall be final and binding on all parties. If a Participant disagrees with the Committee’s final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within ninety (90) days of the Committee’s denial (or deemed denial) of the Participant’s claim or the claim will be forever barred.
11. COMPLIANCE WITH CODE SECTION 162(M)
     The Company intends that compensation under the Plan payable to Covered Employees shall, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall, to the extent practicable, be administered and interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any award that is granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
     IN WITNESS WHEREOF, this Insteel Industries, Inc. Return on Capital Incentive Compensation Plan, as amended and restated effective August 12, 200, has been executed in behalf of the Company effective as of the 12th day of August, 2008.

INSTEEL INDUSTRIES, INC.

H.O. Woltz III
President and Chief Executive Officer